INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ambac Assurance Corporation

We consent to the incorporation by reference in the registration statement (No. 333-76627) of Lehman ABS Corporation (the "Registrant"), and in the Prospectus Supplement of the Registrant (the "Prospectus Supplement"), via the Form 8-K of the Registrant dated October 15, 2001, of our report dated Juanuary 22, 2001 on the consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 2000, and 1999, and for each of the years in the three-year period ended December 31, 2001, which was filed with the Securities and Exhcange Commission on March 28, 2001, and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.



/s/ KPMG LLP



New York, New York
October 15, 2001